Exhibit (c)-(5)

DUFF & PHELPS

Giant Interactive Group Inc. March 16, 2014

Fairness Analysis Presented to the Special Committee of Independent Directors

The information contained herein is of a confidential nature and is intended for the use of the persons or firm to whom it is furnished by us. Reproduction, publication, or dissemination of portions hereof may not be made without prior approval of Duff & Phelps, LLC and its affiliates.

Duff & Phelps Disclaimer

The following pages contain material that is being provided by Duff & Phelps, LLC (“Duff & Phelps”) to the special committee of independent directors (the “Special Committee”) of the board of directors (the “Board of Directors”) of Giant Interactive Group Inc. (“Giant” or the “Company”) in the context of a meeting held to consider a Proposed Transaction (as defined herein).

The accompanying material was, and any Opinion (as defined herein) will be, compiled on a confidential basis for the use and benefit of the Special Committee in connection with their evaluation of the Proposed Transaction and may not be distributed to any other party, publicly disclosed, or relied upon for any other purpose without the prior written consent of Duff & Phelps.

Because this material was prepared for use in the context of an oral presentation to the Special Committee, whose members are familiar with the business and affairs of the Company, neither the Company nor Duff & Phelps, nor any of their respective legal or financial advisors or accountants, take any responsibility for the accuracy or completeness of any of the material if used by persons other than the Special Committee.

These materials are not intended to represent an Opinion but rather to serve as discussion materials for the Special Committee and as a summary of the basis upon which Duff & Phelps may render an Opinion.

Any Opinion provided by Duff & Phelps would not: (i) address the merits of the underlying business decision of the Special Committee, the Board of Directors or the Company or any other party to the Proposed Transaction to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) constitute a recommendation to the Special Committee, the Board of Directors, the Company or any other person including securityholders of the Company as to how such person should vote or as to any other specific action that should be taken in connection with the Proposed Transaction; or (iii) create any fiduciary duty on Duff & Phelps’ part to any party.

The information utilized in preparing this presentation was obtained from the Company and from public sources. Any estimates and forecasts contained herein have been prepared by or are based on discussions with the senior management of the Company and involve numerous and significant subjective determinations, which may or may not prove to be correct. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a representation, whether as to the past or the future. Duff & Phelps did not attempt to independently verify such information.

No selected company or selected transaction used in our analysis is directly comparable to the Company or the Proposed Transaction.

CONFIDENTIAL 2

DUFF & PHELPS

Table of Contents

1. Introduction and Transaction Overview

2. Valuation Analysis

– Discounted Cash Flow Analysis

– Selected Public Companies / M&A Transactions Analysis

Appendix

1. Assumptions, Qualifications, and Limiting Conditions

2. Premiums Paid Analysis – Supplemental

CONFIDENTIAL 3

DUFF & PHELPS

Section 01 Introduction and Transaction Overview

Introduction and Transaction Overview

The Engagement

Duff & Phelps was retained by the Special Committee to serve as independent financial advisor to the Special Committee (solely in its capacity as such).

Specifically, Duff & Phelps has been asked to provide an opinion (the “Opinion”) to the Special Committee as to the fairness, from a financial point of view, to the holders of ordinary shares, par value US$0.0000002 per share, of the Company (individually, a “Share”), other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, Shares represented by ADSs and Company RSs (each as defined below), and the holders of American Depositary Shares of the Company, each representing one Share (each, an “ADS”), other than ADSs representing the Excluded Shares, of the Merger Consideration (defined below) to be received by such holders in the Proposed Transaction (defined below) (without giving effect to any impact of the Proposed Transaction on any particular holder of Shares or ADSs other than in their capacity as holders of Shares or ADSs).

The Proposed Transaction

It is Duff & Phelps’ understanding that the Company, Giant Investment Limited (“Parent”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and wholly owned by Mr. Yuzhu Shi., the Company’s Chairman, Union Sky Holding Group Limited, Vogel Holding Limited, Baring Private Equity Asia V Holding (12) Limited, a company wholly-owned by Baring Asia Private Equity Fund V, L.P., Baring Asia Private Equity Fund V, L.P., and Hony Capital Fund V, L.P. (collectively, the “Consortium Members”), and Giant Merger Limited (“Merger Subsidiary”), an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly-owned subsidiary of Parent, propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 17, 2014. Pursuant to the Merger Agreement, among other things, Merger Subsidiary will merge with and into the Company, whereupon the separate existence of Merger Subsidiary will cease and the Company will be the surviving corporation, and in connection with such merger each issued and outstanding Share (other than the Excluded Shares, the Dissenting Shares, the Union Sky Delayed Payment Shares, Shares represented by ADSs and Company RSs) will be cancelled in exchange for the right to receive US$12.00 in cash per Share without interest (the “Per Share Merger Consideration”) and each issued and outstanding ADS (other than ADSs representing Excluded Shares) and each Share represented by such ADS will be cancelled in exchange for the right to receive US$12.00 in cash per ADS without interest (the “Per ADS Merger Consideration”, and collectively with the Per Share Merger Consideration, the “Merger Consideration”) (collectively, the “Proposed Transaction”).

For purposes of the Opinion, “Excluded Shares” shall mean Shares and/or ADSs owned, directly or indirectly, by Parent, the Company or any of their Subsidiaries (as defined in the Merger Agreement), including Rollover Shares (as defined in the Merger Agreement), immediately prior to the Effective Time (as defined in the Merger Agreement); and “Company RS”, “Dissenting Shares” and “Union Sky Delayed Payment Shares” have the meanings set forth in the Merger Agreement. The terms and conditions of the Proposed Transaction are more fully set forth in the Merger Agreement.

CONFIDENTIAL 5 DUFF & PHELPS

Introduction and Transaction Overview

Scope of Analysis

In connection with our analysis, Duff & Phelps has made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances.

Duff & Phelps also took into account its assessment of general economic, market and financial conditions, as well as its experience in securities and business valuation in general, and with respect to similar transactions, in particular.

Duff & Phelps’ procedures, investigations and financial analysis included but were not limited to the items below:

1. Reviewed the following documents:

» The Company’s annual reports and audited financial statements on Form 20-F filed with the Securities and Exchange Commission (“SEC”) for the years ended December 31, 2011 and 2012;

» The Company’s unaudited financial statements for the twelve months ended December 31, 2013;

» A detailed financial projections model, prepared and provided to Duff & Phelps by management of the Company, upon which Duff & Phelps has relied in performing its analysis (the “Management Projections”);

» Other internal documents relating to the past and current business operations, financial conditions and probable future outlook of the Company, provided to Duff & Phelps by management of the Company;

» A letter dated March 7, 2014 from the management of the Company which made certain representations as to the Management Projections and the underlying assumptions for the Company (the “Management Representation Letter”); and

» Documents related to the Proposed Transaction, including a draft of the Merger Agreement dated March 10, 2014;

2. Discussed the information referred to above and the business and operations of the Company as well as the background and other elements of the Proposed Transaction with the management of the Company;

3. Reviewed the historical trading price and trading volume of ADSs and the publicly traded securities of certain other companies that Duff & Phelps deemed relevant;

4. Performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques, including a discounted cash flow analysis, an analysis of selected public companies that Duff & Phelps deemed relevant, an analysis of selected transactions that Duff & Phelps deemed relevant, and an analysis of premiums paid in selected transactions that Duff & Phelps deemed relevant; and

5. Conducted such other analyses and considered such other factors as Duff & Phelps deemed appropriate.

CONFIDENTIAL 6 DUFF & PHELPS

Introduction and Transaction Overview

Shareholders


Consortium Members 47.2%
Institutional Shareholders 23.5%
Option + RSU 4.3%
Public & Other Shareholders 25.0%

Giant Interactive Group Inc. - Ownership

Current Shareholders	ADS	% of Diluted ADS
Consortium Members		
Shi, Yu zhu (Chairman)	106,778,540	42.5%
Baring Private Equity Asia	11,800,000	4.7%
Consortium Members	118,578,540	47.2%
Top 15 Institutional Holders		
Acadian Asset Management (Australia) Ltd.	8,874,048	3.5%
Overlook Investments, Ltd	8,783,018	3.5%
JPMorgan Asset Management Holdings Inc.	3,233,363	1.3%
Henderson Global Investors Limited	2,593,755	1.0%
Morgan Stanley, IB and Brokerage Investments	2,532,198	1.0%
Arrowgrass Capital Partners LLP	2,268,743	0.9%
Renaissance Technologies Corp.	2,221,600	0.9%
Handelsbanken Asset Management	2,131,757	0.8%
Hamlin Capital Management, LLC	1,738,954	0.7%
HSBC Global Asset Management (UK) Limited	1,296,958	0.5%
Pentwater Capital Management LP	1,200,000	0.5%
PanAgora Asset Management Inc	1,167,325	0.5%
Origin Asset Management LLP	1,040,053	0.4%
Cascabel Management LP	1,000,000	0.4%
State Street Global Advisors, Inc.	992,994	0.4%
Top 15 Institutional Holders	41,074,766	16.3%
Other Institutional Holders	17,999,377	7.2%
Public & Other Shareholders	62,847,189	25.0%
Total ADSs Outstanding	240,499,872	95.7%
Restricted Stock Units (RSU)	10,200,800	4.1%
Options In-the-Money at Offer Price	690,300	0.3%
Fully Diluted ADSs Outstanding at Offer Price	**251,390,972**	**100.00%**

Source: Company filings, Capital IQ, Company provided

CONFIDENTIAL 7 DUFF & PHELPS

Introduction and Transaction Overview

Trading Analysis

Giant Interactive Group Inc. - Trading History

March 14, 2013 to March 14, 2014

Offer Price Premium Relative to:

Current (3/14/14) $11.40 5.3%

One Day Prior $10.13 18.5%

30- Day VWAP (1) $9.12 31.5%

60- Day VWAP (1) $8.98 33.7%

90- Day VWAP (1) $8.73 37.4%

ADS Price

$15.00

$12.00

$9.00

$6.00

$3.00

$0.00

May 7, 2013

Giant reported Q1 ‘13 earnings results. The Company reported net revenue of $92.2 million and earnings of $0.21 per ADS.

June 5, 2013

Chairman Mr. Yuzhu Shi sold 11 million ADSs at a price of $7.25 per ADS in a $79.8 million secondary offering.

Aug 6, 2013

Giant reported Q2 ‘13 earnings results. The Company reported net revenue of $95.8 million and earnings of $0.24 per ADS .

Nov 25, 2013

Giant received a non-binding proposal from Mr. Yuzhu Shi and and an affiliate of Baring Private Equity Asia to acquire remaining shares of Giant for $11.75 per ADS.

Nov 6, 2013

Giant reported Q3 ‘13 earnings results. The Company reported net revenue of $96.4 million and earnings of $0.23 per ADS.

Mar 5, 2014

Giant reported Q4’13 earnings results. The Company reported net revenue of $99.9 million and earnings of $0.14 per ADS .

8,000.0 7,000.0 6,000.0 5,000.0 4,000.0 3,000.0 2,000.0 1,000.0 0.0

Volume (thousands)

3/14/13 4/14/13 5/14/13 6/14/13 7/14/13 8/14/13 9/14/13 10/14/13 11/14/13 12/14/13 1/14/14 2/14/14 3/14/14

Volume Price 30-day Trailing VWAP 60-day Trailing VWAP 90-day Trailing VWAP Offer

(1) Trailing Volume Weighted Average Price (VWAP) at Offer

Giant Interactive Group Inc. Historical Trading Metrics

(in thousands, except per ADS)

During one year prior to offer Post offer

Average Closing Price $7.42 Average Closing Price $11.16

High $10.13 High $11.54

Low $5.09 Low $10.79

Average Volume 1,111.1 Average Volume 1,482.7

% of Shares Issued and Outstanding 0.5% % of Shares Issued and Outstanding 0.6%

% of Float 0.8% % of Float 1.1%

Source: Capital IQ

CONFIDENTIAL

8 DUFF & PHELPS

Introduction and Transaction Overview

Proposed Transaction

Giant Interactive Group Inc. - Offer Premium

	Closing Price	Implied Premium
ADS price of 3/14/14	$11.40	5.3%
One-day prior to offer (11/22/13)	$10.13	18.5%
One-week prior to offer (11/18/13)	$9.39	27.8%
30-days trailing VWAP prior to offer	$9.12	31.5%
60-days trailing VWAP prior to offer	$8.98	33.7%
90-days trailing VWAP prior to offer	$8.73	37.4%
Secondary Offering (6/4/2013)	$7.25	65.5%
One-year prior to offer (11/26/12)	$5.52	117.4%
Initial Public Offering (10/31/2007)	$15.50	(22.6%)
Offer (11/25/2013)	$12.00	

Giant Interactive Group Inc. - Implied Multiples

(USD in millions, except per ADS data)

	Financials 12/31/2013	Offer $12.00
Fully Diluted ADSs Issued & Outstanding (millions)	251.4	
Implied Aggregate Equity Value & Options Proceeds		$3,016.7
Plus: Debt (1)		$100.2
Plus: Noncontrolling Interest (2)		$115.0
Less: Proceeds from Exercise of Options		($2.8)
Less: Investment in Equity Investees (3)		($199.1)
Less: Long-term Investment and Securities Held (4)		($24.5)
Less: Cash (5)		($598.4)
Implied Enterprise Value		**$2,407**
Implied Offer Multiples:		
EV / LTM Revenue	$383.0	6.28x
EV / LTM EBITDA	$249.1	9.7x
P/ LTM Earnings per ADS	$0.83	14.5x
EV / 2014 Revenue	$458.1	5.26x
EV / 2014 EBITDA	$284.3	8.5x
P/ 2014 Earnings per ADS	$1.01	11.9x
EV / 2015 Revenue	$608.7	3.94x
EV / 2015 EBITDA	$369.7	6.5x
P/ 2015 Earnings per ADS	$1.19	10.0x
P/ Book Value	$2.33	5.15x

Note: Balance sheet data and LTM as of December 31, 2013. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) Includes short-term and long-term loans.
(2) Estimated fair market value of non-controlling interest.
(3) On February 11, 2014, Company announced the sale of its limited partnership interest in Yunfeng E-Commerce Fund (which collectively hold all of the Company's interest in Alibaba) to Tiger Global Mauritius Fund for approximately US$199.1 million.
(4) Includes long-term investments, available-for-sale securities and held-to-maturity securities.
(5) Reflects range of 0%-10% withholding tax discount on excess cash, net of debt, held at onshore entities.

CONFIDENTIAL 9 DUFF & PHELPS

Introduction and Transaction Overview

Per ADS Valuation

Valuation Range Conclusions

(RMB in thousands, except per ADS values)

	Low		High
Enterprise Value			
Discounted Cash Flow Analysis	¥14,817,300	-	¥17,751,400
Selected Public Companies Analysis / M&A Transactions Analysis	¥14,075,412	-	¥15,929,308
Enterprise Value Range	**¥14,446,500**	-	**¥16,840,500**
Plus: Proceeds from Exercise of Options	17,278	-	17,278
Plus: Investment in Equity Investees (1)	1,224,445	-	1,224,445
Plus: Long-term Investments and Securities Held (2)	150,773	-	150,773
Less: Noncontrolling Interest (3)	(640,466)	-	(786,573)
Less: Debt (4)	(616,253)	-	(616,253)
Value Attributable to Fully Diluted ADSs (Excluding Cash)	**¥14,582,278**	-	**¥16,830,171**
Fully Diluted ADSs Issued and Outstanding	251,390,972	-	251,390,972
Value Per ADS (RMB)	¥58.01	-	¥66.95
RMB to USD FX rate (as of 3/14/2014)	6.15	-	6.15
Per ADS Price Range (Excluding Excess Cash)	**$9.43**	-	**$10.89**
Excess Cash (5)	3,538,788	-	3,821,058
Cash Value Per Fully Diluted ADSs Issued and Outstanding (RMB)	¥14.08	-	¥15.20
Cash Value Per Fully Diluted ADSs Issued and Outstanding (USD)	$2.29	-	$2.47
Per ADS Price Range	**$11.72**	-	**$13.36**

Offer Price
$12.00

Implied Valuation Multiples

	RMB	Low		High
EV / LTM EBITDA	¥1,532,227	9.4x	-	11.0x
EV / 2014 EBITDA	¥1,746,663	8.3x	-	9.6x
EV / 2015 EBITDA	¥2,282,796	6.3x	-	7.4x
EV / LTM Revenue	¥2,355,471	6.13x	-	7.15x
EV / 2014 Revenue	¥2,814,883	5.13x	-	5.98x
EV / 2015 Revenue	¥3,758,450	3.84x	-	4.48x
P / LTM Earnings per ADS	¥5.08	14.2x	-	16.2x
P / 2014 Earnings per ADS	¥6.22	11.6x	-	13.2x
P / 2015 Earnings per ADS	¥7.36	9.8x	-	11.2x
P/ Book Value	¥14.33	5.03x	-	5.73x

Note: Balance sheet data and LTM as of December 31, 2013. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

(1) On February 11, 2014, Company announced the sale of its limited partnership interest in Yunfeng E-Commerce Fund (which collectively hold all of the Company's interest in Alibaba) to Tiger Global Mauritius Fund for approximately US$199.1 million.

(2) Includes long-term investments, available-for-sale securities and held-to-maturity securities.

(3) Estimated fair market value of non-controlling interest.

(4) Includes short-term and long-term loans.

(5) Reflects range of 0%-10% withholding tax discount on excess cash, net of debt, held at onshore entities.

CONFIDENTIAL

10

DUFF & PHELPS

Introduction and Transaction Overview

ADS Price Range

$12.00 Offer Price

Discounted Cash Flow Analysis $11.96 $13.95

Selected Public Companies / M&A Transactions Analysis

$11.48 $12.77

Concluded Range

$11.72 $13.36

Value Per ADS

$10.00 $11.00 $12.00 $13.00 $14.00 $15.00

CONFIDENTIAL 11 DUFF & PHELPS

Section 02 Valuation Analysis

Valuation Analysis

Financial Performance

Historical and Projected Financial Performance

(¥ in thousands)

	2009A	2010A	2011A	2012A	2013A [2]	2014P	2015P	2016P	2017P	2018P	2019P	2020P	2021P	2022P
						Management Projections								
Net Revenue	¥ 1,303,835	¥ 1,332,815	¥ 1,792,217	¥ 2,151,895	¥ 2,355,471	¥ 2,814,883	¥ 3,758,450	¥ 4,359,802	¥ 4,882,978	¥ 5,468,936	¥ 6,125,208	¥ 6,615,225	¥ 7,144,442	¥ 7,715,998
Growth	(18.2%)	2.2%	34.5%	20.1%	9.5%	19.5%	33.5%	16.0%	12.0%	12.0%	12.0%	8.0%	8.0%	8.0%
Gross Profit	¥ 1,168,435	¥ 1,219,796	¥ 1,615,456	¥ 1,941,154	¥ 2,119,959	¥ 2,404,898	¥ 3,125,117	¥ 3,622,960	¥ 4,057,337	¥ 4,541,524	¥ 5,081,828	¥ 5,486,441	¥ 5,922,215	¥ 6,391,946
Margin %	89.6%	91.5%	90.1%	90.2%	90.0%	85.4%	83.1%	83.1%	83.1%	83.0%	83.0%	82.9%	82.9%	82.8%
EBITDA	¥ 902,494	¥ 810,867	¥ 1,176,064	¥ 1,398,450	¥ 1,532,227	¥ 1,746,663	¥ 2,282,796	¥ 2,645,868	¥ 2,962,995	¥ 3,315,860	¥ 3,709,084	¥ 4,003,877	¥ 4,321,047	¥ 4,662,684
Margin %	69.2%	60.8%	65.6%	65.0%	65.0%	62.1%	60.7%	60.7%	60.7%	60.6%	60.6%	60.5%	60.5%	60.4%
Growth	(11.2%)	(10.2%)	45.0%	18.9%	9.6%	14.0%	30.7%	15.9%	12.0%	11.9%	11.9%	7.9%	7.9%	7.9%
EBIT	¥ 833,825	¥ 724,765	¥ 1,095,579	¥ 1,320,830	¥ 1,469,079	¥ 1,680,084	¥ 2,207,545	¥ 2,560,752	¥ 2,868,042	¥ 3,212,207	¥ 3,597,672	¥ 3,885,486	¥ 4,196,325	¥ 4,532,031
Margin %	64.0%	54.4%	61.1%	61.4%	62.4%	59.7%	58.7%	58.7%	58.7%	58.7%	58.7%	58.7%	58.7%	58.7%
Growth	(13.9%)	(13.1%)	51.2%	20.6%	11.2%	14.4%	31.4%	16.0%	12.0%	12.0%	12.0%	8.0%	8.0%	8.0%
Net Income to Shareholders	¥ 859,314	¥ 839,921	¥ 896,747	¥ 1,009,325	¥ 1,252,968	¥ 1,563,032	¥ 1,850,294	¥ 2,036,840	¥ 2,289,138	¥ 2,572,143	¥ 2,889,666	¥ 3,132,696	¥ 3,395,403	¥ 3,679,137
Margin %	65.9%	63.0%	50.0%	46.9%	53.2%	55.5%	49.2%	46.7%	46.9%	47.0%	47.2%	47.4%	47.5%	47.7%
Growth	(22.8%)	(2.3%)	6.8%	12.6%	24.1%	24.7%	18.4%	10.1%	12.4%	12.4%	12.3%	8.4%	8.4%	8.4%
Diluted Earnings per ADS	¥ 3.67	¥ 3.59	¥ 3.87	¥ 4.19	¥ 5.08	¥ 6.22	¥ 7.36	¥ 8.10	¥ 9.11	¥ 10.23	¥ 11.49	¥ 12.46	¥ 13.51	¥ 14.64
Growth	(18.2%)	(2.2%)	7.7%	8.4%	21.1%	22.5%	18.4%	10.1%	12.4%	12.4%	12.3%	8.4%	8.4%	8.4%
Total Capital Expenditures [1]	¥ 56,353	¥ 36,534	¥ 255,574	¥ 78,996	¥ 162,372	¥ 118,570	¥ 137,750	¥ 149,000	¥ 152,000	¥ 155,000	¥ 158,000	¥ 161,000	¥ 165,000	¥ 165,000
% of Net Revenue	4.3%	2.7%	14.3%	3.7%	6.9%	4.2%	3.7%	3.4%	3.1%	2.8%	2.6%	2.4%	2.3%	2.1%
% of EBITDA	6.2%	4.5%	21.7%	5.6%	10.6%	6.8%	6.0%	5.6%	5.1%	4.7%	4.3%	4.0%	3.8%	3.5%
Net Working Capital	-¥ 409,405	-¥ 516,968	-¥ 692,873	-¥ 610,552	-¥ 413,816	-¥ 571,016	-¥ 756,573	-¥ 836,215	-¥ 896,399	-¥ 961,786	-¥ 1,032,875	-¥ 1,073,248	-¥ 1,115,900	-¥ 1,160,977
% of Net Revenue	(31.4%)	(38.8%)	(38.7%)	(28.37)%	(17.6%)	(20.3%)	(20.1%)	(19.2%)	(18.4%)	(17.6%)	(16.9%)	(16.2%)	(15.6%)	(15.0%)

(1) Including capitalized development costs.
(2) Unaudited results.

Note: Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
Source: SEC filings, Company management

CONFIDENTIAL 13 DUFF&PHELPS

Valuation Analysis

Discounted Cash Flow Analysis - Methodology and Key Assumptions

Discounted Cash Flow Methodology

Duff & Phelps performed a discounted cash flow analysis of the projected unlevered free cash flows.

Unlevered free cash flow is defined as cash generated by the business that is available to either reinvest or to distribute to security holders.

Projected free cash flows are discounted to the present using a discount rate which reflects their relative risk.

The discount rate is equivalent to the rate of return that security holders could expect to realize on alternative investment opportunities with similar risk profiles.

Discounted Cash Flow Key Assumptions

Duff & Phelps utilized and relied upon the Management Projections for the fiscal years ending December 31, 2014-2022 (excluding public company expenses, as provided by Company management) as well as discussions with Company management, a review of the Company’s historical performance and other factors to develop the DCF analysis.

Beyond the projection period, Duff & Phelps estimated the “terminal value” using a perpetuity formula.

Duff & Phelps discounted the resulting free cash flows and terminal value using a weighted average cost of capital range of 16.5% to 19.0%, derived from the Capital Asset Pricing Model.

The following is a summary of the Management Projections and extrapolations of such projections utilized in the discounted cash flow analysis:

The Company’s net revenue is projected to increase at a compound annual growth rate (“CAGR”) of 14.1% over the nine year period ending 2022.

EBITDA is projected to increase at a CAGR of 13.2% over the nine year period ending 2022.

The Company’s EBITDA margin is projected to average 60.8% over the nine year period ending 2022.

Total capital expenditures and capitalized development costs are projected to average 3.0% of revenue over the nine year period ending 2022.

CONFIDENTIAL 14 DUFF & PHELPS

Valuation Analysis

DCF Valuation Summary

Discounted Cash Flow Analysis

(RMB in thousands)

CAGR

2013A 2014P 2015P 2016P 2017P 2018P 2019P 2020P 2021P 2022P 5-Yr 9-Yr

Net Revenue ¥2,355,471 ¥2,814,883 ¥3,758,450 ¥4,359,802 ¥4,882,978 ¥5,468,936 ¥6,125,208 ¥6,615,225 ¥7,144,442 ¥7,715,998 18.3% 14.1%

Growth 9.5% 19.5% 33.5% 16.0% 12.0% 12.0% 12.0% 8.0% 8.0% 8.0%

EBITDA 1,532,227 1,746,663 2,282,796 2,645,868 2,962,995 3,315,860 3,709,084 4,003,877 4,321,047 4,662,684

EBITDA Margin 65.0% 62.1% 60.7% 60.7% 60.7% 60.6% 60.6% 60.5% 60.5% 60.4%

Growth 9.6% 14.0% 30.7% 15.9% 12.0% 11.9% 11.9% 7.9% 7.9% 7.9% 16.7% 13.2%

Earnings Before Interest and Taxes ¥1,680,084 ¥2,207,545 ¥2,560,752 ¥2,868,042 ¥3,212,207 ¥3,597,672 ¥3,885,486 ¥4,196,325 ¥4,532,031

Pro Forma Taxes (1) (230,508) (409,102) (474,559) (531,506) (595,286) (666,721) (720,058) (777,663) (839,876)

Net Operating Profit After Tax 1,449,576 1,798,443 2,086,193 2,336,537 2,616,921 2,930,951 3,165,428 3,418,662 3,692,155

Depreciation 49,812 53,838 59,986 66,848 73,169 79,026 84,482 89,594 94,551

Amoritization 16,767 21,413 25,131 28,104 30,484 32,387 33,910 35,128 36,102

Capital Expenditures (78,570) (97,750) (109,000) (112,000) (115,000) (118,000) (121,000) (125,000) (125,000)

Capitalized Development Costs (40,000) (40,000) (40,000) (40,000) (40,000) (40,000) (40,000) (40,000) (40,000)

(Increase) / Decrease in Working Capital 157,200 185,557 79,642 60,184 65,387 71,089 40,373 42,651 45,078

Free Cash Flow (2) ¥1,554,785 ¥1,921,501 ¥2,101,952 ¥2,339,673 ¥2,630,961 ¥2,955,453 ¥3,163,192 ¥3,421,035 ¥3,702,886

Enterprise Value Range Low High

Terminal Growth Rate 3.25% 3.25% Weighted Average Cost of Capital 19.00% 16.50%

Concluded Enterprise Value Range ¥14,817,300 ¥17,751,400

Implied Per ADS Range (RMB) ¥73.56 ¥85.77 Implied Per ADS Range (USD) $11.96 $13.95

Implied Valuation Multiples

EV / LTM EBITDA ¥1,532,227 9.7x 11.6x EV / 2014 EBITDA ¥1,746,663 8.5x 10.2x EV / 2015 EBITDA ¥2,282,796 6.5x 7.8x EV / LTM Revenue ¥2,355,471 6.29x 7.54x EV / 2014 Revenue ¥2,814,883 5.26x 6.31x EV / 2015 Revenue ¥3,758,450 3.94x 4.72x P / LTM Earnings ¥1,252,968 14.8x 17.2x P / 2014 Earnings ¥1,563,032 11.8x 13.8x P / 2015 Earnings ¥1,850,294 10.0x 11.7x P / Book ¥3,603,376 5.13x 5.98x

(1) Management provided tax rate of 13.7% in 2014 (preferential tax treatments due to certain subsidiaries of the Company qualifying as “National Prominent Software Company”, “High and New Technology Enterprise” and “Software Development Enterprise”). Management assumed tax rate to be 18.5% thereafter.

(2) Prior to application of 10% dividend withholding tax calculated based on levered cash flows and discounted separately at the cost of equity derived in the WACC calculation.

Note: Balance sheet data and LTM as of December 31, 2013. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

CONFIDENTIAL 15 DUFF & PHELPS

Valuation Analysis

Selected Public Companies / M&A Transactions Analysis Methodology

Selected Public Companies Analysis

Duff & Phelps selected seventeen publicly traded companies in the internet and online gaming industry that were deemed relevant to its analysis.

Duff & Phelps analyzed the financial performance of each of the publicly traded companies. Duff & Phelps then analyzed the selected public companies’ trading multiples of enterprise value to LTM and projected revenue and EBITDA and price to LTM and projected earnings per share.

Selected M&A Transactions Analysis

Duff & Phelps selected eight precedent transactions within China’s gaming industry and eight precedent transactions within the global gaming industry that it determined to be relevant to its analysis. Duff & Phelps computed the LTM revenue and EBITDA for each of the target companies (where publicly disclosed). Duff & Phelps then calculated the implied enterprise value to revenue and enterprise value to EBITDA multiples for each transaction.

The Company is not directly comparable to the target companies in the Selected M&A Transactions Analysis given certain characteristics of the transactions and the target companies, including direct industry comparability and lack of recent relevant transactions. Therefore, although reviewed, Duff

& Phelps did not select valuation multiples for the Company based on the Selected M&A Transactions Analysis.

Duff & Phelps analyzed a number of factors in comparing the Company to the selected public companies and the targets in the selected M&A transactions, including historical and forecasted growth in revenue and profits, profit margins and other characteristics that we deemed relevant.

Rather than applying the average or median multiple from the public company set, Duff & Phelps selected multiples that reflect the Company’s size, growth outlook, capital requirements, profit margins, revenue mix, and other characteristics relative to the group.

None of the companies utilized for comparative purposes in the following analysis are directly comparable to the Company, and none of the transactions utilized for comparative purposes in the following analysis are directly comparable to the Proposed Transaction. Duff & Phelps does not have access to non-public information of any of the companies used for comparative purposes. Accordingly, a complete valuation analysis of the Company and the Proposed Transaction cannot rely solely upon a quantitative review of the selected companies and selected transactions, and involves complex considerations and judgments concerning differences in financial and operating characteristics of such companies and targets, as well as other factors that could affect their value relative to that of the Company. Therefore, the Selected Public Companies / Selected M&A Transactions Analysis is subject to certain limitations.

CONFIDENTIAL 16 DUFF & PHELPS

Valuation Analysis

Selected Public Companies Analysis – Financial Metrics

Selected Public Company Analysis

($ in millions, except per share data)

COMPANY INFORMATION			MARKET DATA			REVENUE GROWTH				EBITDA GROWTH				EBITDA MARGIN			
Company Name	HQ	Exchange	Stock Price on 3/14/14	% of 52-Wk High	Enterprise Value	3-YR CAGR	LTM	2014	2015	3-YR CAGR	LTM	2014	2015	3-YR AVG	LTM	2014	2015
China Internet Platform and Gaming Companies																	
Kingsoft Corporation Limited	China	SEHK	$3.50	89.8%	$3,705	11.3%	53.1%	33.1%	20.8%	2.5%	57.8%	32.3%	24.3%	33.6%	32.7%	34.3%	35.3%
NetEase, Inc.	China	NasdaqGS	65.10	79.0	5,321	18.6	12.1	13.1	11.3	18.5	15.8	13.0	10.9	48.6	49.1	47.9	47.7
Sohu.com Inc.	China	NasdaqGS	73.31	84.6	1,968	31.7	31.2	22.2	16.4	6.9	-8.4	785.2	60.8	32.0	22.4	10.9	15.0
Tencent Holdings Ltd.	China	SEHK	72.62	88.8	125,794	52.2	40.2	34.9	28.3	40.2	18.5	28.3	25.0	46.4	35.6	34.9	34.0
Group Median				86.7%	$4,513	25.2%	35.7%	27.7%	18.6%	12.7%	17.1%	30.3%	24.7%	40.0%	34.1%	34.6%	34.6%
China Gaming Companies																	
Changyou.com Limited	China	NasdaqGS	$27.83	67.8%	$989	29.3%	18.4%	13.5%	8.5%	18.9%	-10.9%	54.4%	21.5%	70.6%	47.6%	29.6%	33.1%
NetDragon WebSoft, Inc.	China	SEHK	2.06	54.4	909	21.2	43.4	-26.0	19.0	51.6	43.6	-17.5	28.3	26.5	34.6	48.9	52.7
Perfect World Co., Ltd.	China	NasdaqGS	22.29	86.9	666	5.1	10.2	27.0	13.6	-24.7	-45.1	25.6	43.0	30.1	13.6	19.5	24.6
Shanda Games Limited	China	NasdaqGS	6.55	96.8	1,419	-0.9	-12.2	7.6	6.6	-4.8	-44.2	17.3	5.2	35.7	30.6	43.2	42.6
Group Median				77.3%	$949	13.2%	14.3%	10.6%	11.1%	7.1%	-27.6%	21.4%	24.9%	32.9%	32.6%	36.4%	37.8%
Global Gaming Companies																	
Activision Blizzard, Inc.	United States	NasdaqGS	$21.00	100.0%	$13,413	1.0%	-5.6%	1.8%	6.3%	14.1%	-5.8%	7.9%	9.0%	32.2%	32.3%	36.6%	37.5%
Electronic Arts Inc.	United States	NasdaqGS	29.60	98.7	7,685	1.3	-7.5	5.5	7.0	NM	-43.1	8.2	12.7	5.3	6.1	20.3	21.4
GameLoft SA	France	ENTXPA	10.07	87.0	781	17.8	21.8	15.0	17.9	21.0	12.9	36.4	23.2	17.3	15.2	20.9	21.8
Glu Mobile, Inc.	United States	NasdaqGS	5.48	100.0	411	16.5	-2.4	17.7	29.8	NM	NM	217.1	NM	-15.5	-20.4	9.6	13.7
GungHo Online Entertainment, Inc.	Japan	JASDAQ	6.10	39.9	6,415	160.3	NM	NM	NM	237.5	NM	NM	NM	39.3	NM	NM	NM
NCsoft Corporation	South Korea	KOSE	200.54	86.5	3,438	5.9	36.3	12.5	3.5	-9.4	NM	13.0	3.9	27.4	37.8	42.8	43.0
NEXON Co., Ltd.	Japan	TSE	8.11	61.9	2,131	30.6	43.2	5.2	4.5	29.0	6.4	13.0	-1.0	50.8	41.7	45.9	43.4
Take-Two Interactive Software Inc.	United States	NasdaqGS	21.50	100.0	1,597	12.1	130.9	NM	10.2	NM	NM	NM	13.6	0.5	21.4	12.5	12.9
Zynga, Inc.	United States	NasdaqGS	5.46	94.3	3,814	NM	-28.2	10.9	14.6	-16.3	36.4	44.0	55.0	-13.8	10.6	14.6	19.7
Group Median				94.3%	$3,438	14.3%	9.7%	10.9%	8.6%	17.6%	6.4%	13.0%	12.7%	17.3%	18.3%	20.6%	21.6%
Aggregate Mean				83.3%	$10,615	25.9%	24.1%	12.9%	13.7%	27.5%	2.6%	85.2%	22.4%	27.5%	25.7%	29.5%	31.2%
Aggregate Median				87.0%	$2,131	17.2%	20.1%	13.1%	12.5%	16.3%	6.4%	25.6%	21.5%	32.0%	31.4%	31.9%	33.5%
Giant Interactive Group Inc. (Management Projections)[(1)]						20.9%	9.5%	19.5%	33.5%	23.6%	9.6%	14.0%	30.7%	65.2%	65.0%	62.1%	60.7%

[(1)] The Company's financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).
LTM = Latest Twelve Months
CAGR = Compounded Annual Growth Rate
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL 17 DUFF & PHELPS

Valuation Analysis

Selected Public Companies Analysis – Market Multiples

Selected Public Company Analysis

($ in millions, except per share data)

COMPANY INFORMATION			MARKET DATA			STOCK PRICE AS A MULTIPLE OF				ENTERPRISE VALUE AS MULTIPLE OF					
Company Name	HQ	Exchange	Stock Price on 3/14/14	% of 52-Wk High	Enterprise Value	LTM EPS	2014 EPS	2015 EPS	Book Value	LTM EBITDA	2014 EBITDA	2015 EBITDA	LTM Revenue	2014 Revenue	2015 Revenue
China Internet Platform and Gaming Companies															
Kingsoft Corporation Limited	China	SEHK	$3.50	89.8%	$3,705	42.8x	32.0x	26.4x	8.1x	36.1x	23.7x	19.0x	11.78x	8.12x	6.72x
NetEase, Inc.	China	NasdaqGS	65.10	79.0	5,321	11.8	10.9	9.6	2.6	7.3	6.3	5.6	3.56	3.04	2.68
Sohu.com Inc.	China	NasdaqGS	73.31	84.6	1,968	NM	NM	30.8	2.1	6.3	NM	8.7	1.41	1.15	0.94
Tencent Holdings Ltd.	China	SEHK	72.62	88.8	125,794	54.9	40.4	31.2	15.6	39.1	27.4	21.9	13.91	9.55	7.44
Group Median				86.7%	$4,513	42.8x	32.0x	28.6x	5.3x	21.7x	23.7x	13.8x	7.67x	5.58x	4.70x
China Gaming Companies															
Changyou.com Limited	China	NasdaqGS	$27.83	67.8%	$989	5.6x	16.8x	6.9x	1.6x	2.8x	5.8x	3.8x	1.34x	1.27x	1.12x
NetDragon WebSoft, Inc.	China	SEHK	2.06	54.4	909	NM	18.0	15.9	3.3	13.8	11.3	8.8	4.79	5.51	4.63
Perfect World Co., Ltd.	China	NasdaqGS	22.29	86.9	666	14.5	12.1	9.0	1.5	9.9	5.5	3.8	1.34	1.07	0.94
Shanda Games Limited	China	NasdaqGS	6.55	96.8	1,419	11.2	8.2	7.5	46.4	6.5	4.3	4.1	2.00	1.84	1.73
Group Median				77.3%	$949	11.2x	14.4x	8.2x	2.5x	8.2x	5.7x	3.9x	1.67x	1.55x	1.42x
Global Gaming Companies															
Activision Blizzard, Inc.	United States	NasdaqGS	$21.00	100.0%	$13,413	22.1x	16.4x	15.0x	2.3x	9.1x	8.4x	7.8x	2.93x	2.89x	2.84x
Electronic Arts Inc.	United States	NasdaqGS	29.60	98.7	7,685	NM	22.6	19.3	4.6	34.5	9.9	9.2	2.10	1.96	1.86
GameLoft SA	France	ENTXPA	10.07	87.0	781	68.4	24.1	17.7	4.6	16.6	10.0	8.1	2.52	2.09	1.78
Glu Mobile, Inc.	United States	NasdaqGS	5.48	100.0	411	NM	NM	NA	9.5	NM	NA	NA	3.89	2.79	2.37
GungHo Online Entertainment, Inc.	Japan	JASDAQ	6.10	39.9	6,415	0.1	11.2	11.2	9.6	7.0	7.1	9.9	3.99	3.78	3.87
NCsoft Corporation	South Korea	KOSE	200.54	86.5	3,438	NA	13.5	11.3	3.9	11.7	8.0	7.7	4.44	3.43	3.32
NEXON Co., Ltd.	Japan	TSE	8.11	61.9	2,131	12.1	8.5	8.2	1.2	3.3	3.1	2.7	1.39	1.32	1.25
Take-Two Interactive Software Inc.	United States	NasdaqGS	21.50	100.0	1,597	6.2	5.1	19.5	2.6	3.0	3.0	9.2	0.65	0.67	1.15
Zynga, Inc.	United States	NasdaqGS	5.46	94.3	3,814	NM	NM	NM	2.6	51.8	NM	NM	5.47	4.87	4.39
Group Median				94.3%	$3,438	12.1x	13.5x	15.0x	3.9x	10.4x	8.0x	8.1x	2.93x	2.79x	2.37x
Aggregate Mean				83.3%	$10,615	22.7x	17.1x	16.0x	7.2x	16.2x	9.6x	8.7x	3.97x	3.26x	2.88x
Aggregate Median				87.0%	$2,131	12.1x	15.0x	15.0x	3.3x	9.5x	7.6x	8.1x	2.93x	2.79x	2.37x

LTM = Latest Twelve Months
Enterprise Value = (Market Capitalization) + (Debt + Preferred Stock + Non-Controlling Interest) – (Cash & Equivalents) – (Net Non-Operating Assets)
EBITDA = Earnings Before Interest, Taxes, Depreciation and Amortization
EPS = Earnings per share (or ADS)
Source: Bloomberg, Capital IQ, SEC filings

CONFIDENTIAL 18 DUFF & PHELPS

Valuation Analysis

Selected Public Companies Analysis – Ranking Tables

LTM Revenue

$10,000

$9,000

$8,000

$7,000

$6,000

$5,000

$4,000

$3,000

$2,000

$1,000

$0

Median: $756

$9,043 $4,583 $3,661 $2,455 $1,608 $1,532 $1,495 $1,400 $774 $738 $711 $697 $496 $383 $315 $310 $190 $106

Tencent Activision Blizzard Electronic Arts Take-Two GungHo Nexon NetEase Sohu.com NCsoft Changyou.com Shanda Zynga Perfect World Giant Kingsoft GameLoft NetDragon Glu Mobile

LTM EBITDA Margin

70.0%

60.0%

50.0%

40.0%

30.0%

20.0%

10.0%

0.0%

-10.0%

-20.0%

-30.0%

Median: 32.3%

65.0% 49.1% 47.6% 41.7% 37.8% 35.6% 34.6% 32.7% 32.7% 32.3% 30.6% 22.4% 21.4% 19.9% 15.2% 10.6% 8.1%

Giant NetEase Changyou.com Nexon NCsoft Tencent NetDragon Kingsoft Activision Blizzard Shanda Sohu.com Take-Two Perfect World GameLoft Zynga Electronic Arts Glu Mobile

Three-Year Average Capex / EBITDA

80.0%

70.0%

60.0%

50.0%

40.0%

30.0%

20.0%

10.0%

0.0%

Median: 20.1%

66.8% 51.0% 36.8% 28.7% 23.8% 22.0% 20.1% 19.1% 17.0% 15.9% 12.4% 7.0% 5.0%

NCsoft NetDragon Sohu.com GungHo Kingsoft Tencent Activision Blizzard Perfect World GameLoft Changyou.com Giant NetEase Shanda

Total Assets

$18,000

$16,000

$14,000

$12,000

$10,000

$8,000

$6,000

$4,000

$2,000

$0

Median: $1,462

$16,165 $14,012 $5,573 $4,131 $3,991 $2,999 $2,279 $1,985 $1,585 $1,338 $1,237 $1,032 $872 $848 $763 $259 $88

Tencent Activision Blizzard Electronic Arts Nexon NetEase Sohu.com Zynga Take-Two Changyou.com NCsoft GungHo Perfect World Giant Kingsoft Shanda NetDragon GameLoft Glu Mobile

Three-Year Average EBITDA Margin

80.0%

70.0%

60.0%

50.0%

40.0%

30.0%

20.0%

10.0%

0.0%

-10.0%

-20.0%

Median: 32.1%

70.6% 65.2% 50.8% 48.6% 46.4% 39.3% 35.7% 33.6% 32.2% 32.0% 30.1% 27.4% 26.5% 17.3% 5.3% 0.5% -13.8% -15.5%

Changyou.com Giant Nexon NetEase Tencent GungHo Shanda Kingsoft Activision Blizzard Sohu.com Perfect World NCsoft NetDragon GameLoft Electronic Arts Take-Two Zynga Glu Mobile

Three-Year Average NWC / Revenue

30.0%

20.0%

10.0%

0.0%

-10.0%

-20.0%

-30.0%

-40.0%

-50.0%

Median: -8.3%

18.8% 18.8% 9.3% 6.0% 1.6% -2.0% -3.4% -6.5% -7.3% -9.3% -10.9% -12.8% -13.4% -14.3% -20.1% -28.2% -33.3% -38.5%

Shanda GameLoft Take-Two Nexon Changyou.com GungHo Kingsoft NetDragon NetEase NCsoft Perfect World Glu Mobile Sohu.com Activision Blizzard Tencent Giant Electronic Arts Zynga

Source: Capital IQ, Company management

CONFIDENTIAL 19 DUFF & PHELPS

Valuation Analysis

Selected Public Companies Analysis – Ranking Tables

Three-Year Revenue CAGR

180.0%

160.0%

140.0%

120.0%

100.0%

80.0%

60.0%

40.0%

20.0%

0.0%

-20.0%

Median: 17.8%

160.3% 52.2% 31.7% 30.6% 29.3% 21.2% 20.9% 18.6% 17.8% 16.5% 12.1% 11.3% 9.8% 5.9% 1.3% 1.0% -0.9%

GungHo Tencent Sohu.com Nexon Changyou.com NetDragon Giant NetEase GameLoft Glu Mobile Take-Two Kingsoft Perfect World NCsoft Electronic Arts Activision Blizzard Shanda

LTM Revenue Growth

140.0%

120.0%

100.0%

80.0%

60.0%

40.0%

20.0%

0.0%

-20.0%

-40.0%

Median: 18.4%

130.9% 53.1% 43.4% 43.2% 40.2% 36.3% 31.2% 21.8% 18.4% 12.1% 5.5% -0.6% -2.4% -5.6% -7.5% -12.2% -28.2%

Take-Two Kingsoft NetDragon Nexon Tencent NCsoft Sohu.com GameLoft Changyou.com NetEase Giant Perfect World Glu Mobile Activision Blizzard Electronic Arts Shanda Zynga

Projected Three-Year Revenue CAGR

40.0%

35.0%

30.0%

25.0%

20.0%

15.0%

10.0%

5.0%

0.0%

-5.0%

-10.0%

-15.0%

Median: 13.8%

33.9% 33.3% 28.7% 22.8% 20.2% 16.3% 15.5% 14.9% 13.9% 13.8% 8.0% 5.2% 5.1% 3.1% 2.9% 2.6% -0.1% -8.1%

Kingsoft Tencent Glu Mobile Giant Sohu.com Perfect World Changyou.com GameLoft NetEase NCsoft Take-Two Electronic Arts Nexon Activision Blizzard NetDragon Shanda GungHo Zynga

Three-Year EBITDA CAGR

300.0%

250.0%

200.0%

150.0%

100.0%

50.0%

0.0%

-50.0%

Median: 18.7%

237.5% 51.6% 40.2% 29.0% 23.6% 21.0% 18.9% 18.5% 14.1% 6.9% 2.5% -4.8% -9.4% -12.4%

GungHo NetDragon Tencent Nexon Giant GameLoft Changyou.com NetEase Activision Blizzard Sohu.com Kingsoft Shanda NCsoft Perfect World

LTM EBITDA Growth

80.0%

60.0%

40.0%

20.0%

0.0%

-20.0%

-40.0%

-60.0%

Median: 9.6%

57.8% 43.6% 36.4% 18.5% 15.8% 12.9% 9.6% 8.4% -5.8% -8.4% -10.9% -36.3% -43.1%

Kingsoft NetDragon Zynga Tencent NetEase GameLoft Giant Nexon Activision Blizzard Sohu.com Changyou.com Perfect World Electronic Arts

Projected Three-Year EBITDA CAGR

50.0%

40.0%

30.0%

20.0%

10.0%

0.0%

-10.0%

-20.0%

Median: 15.7%

38.6% 38.2% 36.1% 31.6% 29.4% 26.3% 20.0% 15.9% 15.4% 12.7% 8.9% 8.4% 6.5% 5.2% -7.0% -15.2%

Zynga Kingsoft NCsoft Perfect World GameLoft Tencent Giant NetDragon Electronic Arts NetEase Shanda Activision Blizzard Nexon Sohu.com Changyou.com GungHo

Source: Capital IQ, Company management

CONFIDENTIAL 20 DUFF & PHELPS

Valuation Analysis

Selected M&A Transactions Analysis – China Gaming Transactions

Selected M&A Transactions Analysis - China Gaming Transactions

($ in millions)

Announced	Status	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue	Premium as a % of: 1-Day Prior	1-Week Prior	1-Month Prior
1/27/2014	Pending	Shanda Games Limited	Develops, sources, and operates online games in the People's Republic of China.	Shanda Interactive Entertainment Ltd.; Primavera Capital Group	$1,468.1	$723.2	$218.9	30.3%	6.7x	2.03x	22.1	44.7	53.7
10/24/2013	Pending	Shanghai Youzu Information Technology Co. Ltd.	Develops Web games	Susino Umbrella Co.,Ltd.	$635.8	$65.5	N/A	N/A	N/A	9.71x	NM	NM	NM
10/14/2013	Pending	Shang Game Co., Ltd.	Develops games and applications for social networks like face book	Ourpalm Co.,Ltd	$189.8	$6.0	N/A	N/A	N/A	31.39x	NM	NM	NM
8/31/2013	Pending	Shanghai 37wan Network and Technology Co., Ltd.	Offers Web game development operations	Wuhu Shunrong Auto Parts Co., Ltd.	$535.8	$172.7	N/A	N/A	N/A	3.10x	NM	NM	NM
7/22/2013	Pending	Beijing Playcrab Technology Co., Ltd.	Develops mobile games	Ourpalm Co.,Ltd	$284.9	$16.2	N/A	N/A	N/A	17.63x	NM	NM	NM
7/22/2013	Closed	Guangzhou Yin Han Technology Company Limited	Develops and distributes mobile games	Huayi Brothers Media Corporation	$212.7	$19.0	N/A	N/A	N/A	11.18x	NM	NM	NM
10/25/2012	Closed	Beijing Gamegoo Information Technology Co., Ltd.	Operates as an online game development company	Chengdu B-ray Media Co.,Ltd.	$237.0	$33.9	N/A	N/A	N/A	6.99x	NM	NM	NM
10/15/2011	Closed	Shanda Interactive Entertainment Ltd.	Operates as an entertainment media company in China	Management Buyout	$1,558.5	$1,042.6	$199.3	19.1%	7.8x	1.49x	23.5	27.7	16.7
					China Mean			24.7%	7.3x	10.44x	22.8%	36.2%	35.2%
					China Median			24.7%	7.3x	8.35x	22.8%	36.2%	35.2%

Source: Capital IQ, SEC filings

CONFIDENTIAL

21

DUFF & PHELPS

Valuation Analysis

Selected M&A Transactions Analysis – International Gaming Transactions

Selected M&A Transactions Analysis - International Gaming Transactions

($ in millions)

Announced	Status	Target Name	Target Business Description	Acquirer Name	Enterprise Value	LTM Revenue	LTM EBITDA	EBITDA Margin	EV / EBITDA	EV / Revenue	Premium as a % of 1-Day Prior	1-Week Prior	1-Month Prior
10/10/2013	Closed	Supercell Oy	Offers online games.	SoftBank Corp.; GungHo Online Entertainment, Inc.	$3,000.0	$103.6	N/A	N/A	N/A	28.97x	NM	NM	NM
2/15/2012	Closed	Ntreev Soft Co., Ltd.	Develops and publishes games	NCsoft Corporation	$126.5	$48.7	N/A	N/A	N/A	2.60x	NM	NM	NM
12/22/2011	Closed	OnNet Co., Ltd.	Develops and publishes Internet-based entertainment products for customers in South Korea and internationally	Daum Communications Corp.	$32.4	$10.0	N/A	N/A	N/A	3.23x	NM	NM	NM
11/4/2011	Closed	GameOn Co Ltd.	Engages in the management and development of online games in Japan	NEOWIZ Games Corporation	$61.6	$79.8	$10.0	12.6%	6.2x	0.77x	47.2	48.4	54.1
8/2/2011	Closed	Griptonite Inc.	Engages in the development of video games	Glu Mobile, Inc.	$57.8	$21.3	N/A	N/A	N/A	2.72x	NM	NM	NM
5/10/2011	Closed	AQ Interactive Inc.	Engages in the planning, development, and sale of entertainment content primarily in Japan	Marvelous Entertainment, Inc. (nka:Marvelous AQL Inc.)	$24.8	$89.6	$18.0	20.1%	1.4x	0.28x	17.2	16.4	27.8
2/2/2011	Closed	Riot Games, Inc.	Operates as a direct-to-consumer video game developer and publisher	Tencent Holdings Ltd.	$328.6	N/A	N/A	N/A	N/A	N/A	NM	NM	NM
1/20/2011	Closed	Hudson Soft Co., Ltd.	Develops game and entertainment software	Konami Corp.	$58.3	$178.0	$9.8	5.5%	6.0x	0.33x	(8.3)	0.2	5.0
					Intl. Mean			12.7%	4.5x	5.56x	18.7%	21.6%	29.0%
					Intl. Median			12.6%	6.0x	2.60x	17.2%	16.4%	27.8%
					Aggregate Mean			17.5%	5.6x	8.16x	20.3%	27.5%	31.5%
					Aggregate Median			19.1%	6.2x	3.10x	22.1%	27.7%	27.8%

Source: Capital IQ, SEC filings

CONFIDENTIAL

22

DUFF & PHELPS

Valuation Analysis

Selected Public Companies / M&A Transactions Conclusions

Selected Public Companies Analysis / M&A Transactions Analysis

(RMB in thousands)

	Enterprise Valuation Multiples						Valuation Summary						
Metric	Public Company Range			Public Company Median	Transaction Median	Selected Multiple Range			Company Performance	Enterprise Value Range		
EV / LTM EBITDA	2.8x	-	51.8x	9.5x	6.2x	**9.5x**	-	**10.5x**	¥1,532,227	¥14,556,156	-	¥16,088,383
EV / 2014 EBITDA	3.0x	-	27.4x	7.6x	NA	**8.0x**	-	**9.0x**	¥1,746,663	¥13,973,302	-	¥15,719,965
EV / 2015 EBITDA	2.7x	-	21.9x	8.1x	NA	**6.0x**	-	**7.0x**	¥2,282,796	¥13,696,778	-	¥15,979,574

Concluded Enterprise Value Range	**¥14,075,412**	-	**¥15,929,308**
Implied Equity Value	¥17,749,978	-	¥19,740,037
Fully Diluted ADSs Issued and Outstanding	251,390,972		251,390,972
Implied Per ADS Range (RMB)	**¥70.61**		**¥78.52**
Implied Per ADS Range (USD)	**$11.48**		**$12.77**

Implied Valuation Multiples				
EV / LTM EBITDA	¥1,532,227	9.2x	-	10.4x
EV / 2014 EBITDA	¥1,746,663	8.1x	-	9.1x
EV / 2015 EBITDA	¥2,282,796	6.2x	-	7.0x
EV / LTM Revenue	¥2,355,471	5.98x	-	6.76x
EV / 2014 Revenue	¥2,814,883	5.00x	-	5.66x
EV / 2015 Revenue	¥3,758,450	3.75x	-	4.24x
P / LTM Earnings	¥1,252,968	14.2x	-	15.8x
P / 2014 Earnings	¥1,563,032	11.4x	-	12.6x
P / 2015 Earnings	¥1,850,294	9.6x	-	10.7x
P / Book	¥3,602,665	4.93x	-	5.48x

Note: Balance sheet data and LTM as of December 31, 2013. Financial performance metrics presented are adjusted to exclude public company costs and non-recurring income (expenses).

CONFIDENTIAL

23

DUFF & PHELPS

Appendix 01

Assumptions, Qualifications, and Limiting Conditions

Assumptions, Qualifications, and Limiting Conditions

If issued, our Opinion letter will include assumptions, qualifications and limiting conditions similar to the following. This is not meant to be a complete list of the assumptions, qualifications and limiting conditions which will be included in our Opinion letter, if rendered.

Assumptions and Reliance – In performing its analyses with respect to the Proposed Transaction, Duff & Phelps:

Relied upon and assumed the accuracy, completeness, and fair presentation of all information, data, advice, opinions and representations obtained from public sources or provided to it from private sources, including Company management, and did not independently verify such information;

Relied upon the fact that the Special Committee, the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly and timely taken;

Assumed that any estimates, evaluations, forecasts and projections including, without limitation, the Management Projections, furnished to Duff & Phelps were reasonably prepared and based upon the best currently available information and good faith judgment of the person furnishing the same and Duff & Phelps has relied upon such matters in performing its analysis;

Assumed that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction;

Assumed that the representations and warranties made by all parties in the Merger Agreement and the Management Representation Letter are substantially accurate;

Assumed that the final versions of all documents reviewed by Duff & Phelps in draft form, including the Merger Agreement, conform in all material respects to the drafts reviewed;

Assumed that there has been no material change in the assets, liabilities, financial condition, businesses, results of operations or prospects of the Company since the date of the most recent financial statements and other information made available to Duff & Phelps;

Assumed that all of the conditions required to implement the Proposed Transaction will be satisfied and that the Proposed Transaction will be completed in accordance with the Merger Agreement, without any amendments thereto or any waivers of any terms or conditions thereof, and in a manner that complies in all material respects with all applicable laws; and

Assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any undue delay, limitation, restriction or condition that would have a material effect on the Company or the contemplated benefits expected to be derived in the Proposed Transaction.

To the extent that any of the foregoing assumptions or any of the facts on which this Opinion is based prove to be untrue in any material respect, this Opinion cannot and should not be relied upon for any purpose. Furthermore, in Duff & Phelps’ analysis and in connection with the preparation of this Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of any party involved in the Proposed Transaction and as to which Duff & Phelps does not express any view or opinion in this Opinion, including as to the reasonableness of such assumptions.

CONFIDENTIAL

DUFF & PHELPS

Assumptions, Qualifications, and Limiting Conditions

Qualifications – If issued, our Opinion will be qualified by the following:

Duff & Phelps has prepared this Opinion effective as of the date hereof. This Opinion is necessarily based upon the information made available to Duff & Phelps as of the date hereof and market, economic, financial and other conditions as they exist and can be evaluated as of the date hereof, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting this Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof.

Duff & Phelps did not evaluate the Company’s solvency or conduct an independent appraisal or physical inspection of any specific assets, properties or liabilities (contingent or otherwise) of the Company, nor was Duff & Phelps provided with any such appraisal or evaluation other than the contents of the Management Representation Letter. Duff & Phelps has not been requested to, and did not, (i) initiate any discussions with, or solicit any indications of interest from, third parties with respect to the Proposed Transaction, the assets, businesses or operations of the Company, or any alternatives to the Proposed Transaction, (ii) negotiate the terms of the Proposed Transaction, and therefore, Duff & Phelps has assumed that such terms are the most beneficial terms, from the Company’s perspective, that could, under the circumstances, be negotiated among the parties to the Merger Agreement and the Proposed Transaction, or (iii) advise the Special Committee or any other party with respect to alternatives to the Proposed Transaction.

Duff & Phelps is not expressing any opinion as to the market price or value of Shares or ADSs (or anything else) after the announcement or the consummation of the Proposed Transaction (or any other time). This Opinion should not be construed as a valuation opinion, a credit rating, a solvency opinion, an analysis of the Company’s credit worthiness, tax advice, or accounting advice. Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In rendering this Opinion, Duff & Phelps is not expressing any opinion with respect to the amount or nature or any other aspect of any compensation payable to or to be received by any of the Company’s officers, directors or employees, or any class of such persons, relative to the Merger Consideration, or with respect to the fairness of any such compensation. In addition, this Opinion does not address the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of the Company, other than the holders of Shares (excluding the Excluded shares, the Union Sky Delayed Payment Shares, the Dissenting Shares, Shares represented by ADSs and Company RSs) and ADSs (excluding ADSs representing Excluded Shares).

CONFIDENTIAL

DUFF & PHELPS

Assumptions, Qualifications, and Limiting Conditions

Limiting Conditions – If issued, the use of our Opinion will be strictly limited and will state:

This Opinion is furnished for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction and is not intended to, and does not, confer any rights or remedies upon any other person, and is not intended to be used, and may not be used, by any other person or for any other purpose, without Duff & Phelps’ express consent, except that a copy of this Opinion may be provided to the Board of Directors.

This Opinion (i) does not address the merits of the underlying business decision to enter into the Proposed Transaction versus any alternative strategy or transaction; (ii) does not address any transaction related to the Proposed Transaction; (iii) is not a recommendation as to how the Special Committee or any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, and (iv) does not indicate that the Merger Consideration is the best possibly attainable under any circumstances; instead, it merely states whether the Merger Consideration is within a range suggested by certain financial analyses. The decision as to whether to proceed with the

Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Opinion is based.

This Opinion should not be construed as creating any fiduciary duty on the part of Duff & Phelps to any party.

This Opinion is solely that of Duff & Phelps, and Duff & Phelps’ liability in connection with this Opinion shall be limited in accordance with the terms set forth in the engagement letter between Duff & Phelps and the Company dated December 10, 2013 (the “Engagement Letter”).

This Opinion is confidential, and its use and disclosure is strictly limited in accordance with the terms set forth in the Engagement Letter.

CONFIDENTIAL

DUFF & PHELPS

Appendix 02 Premiums Paid Analysis

Premiums Paid Analysis

Going Private and Gaming Company Transactions

Premiums Paid Analysis - Going Private Transactions

Transactions announced, closed, or effective from March 2011 - March 2014

	Number of Deals	Premium as a % of One-Day Prior to Announcement Date	Premium as a % of One-Week Prior to Announcement Date	Premium as a % of One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Mean	343	34.3	35.6	39.6	72.4
Overall Median		25.0	27.1	26.7	79.9
Chinese Companies Mean	56	36.5	43.2	45.1	63.4
Chinese Companies Median		26.0	37.1	33.8	67.5
US-Listed Chinese Companies Mean	45	36.0	42.9	45.8	64.1
US-Listed Chinese Companies Median		26.4	37.6	32.7	66.8
Giant Interactive Group, Inc.		18.5	27.8	29.9	99.8

Premiums Paid Analysis - Gaming and Entertainment Software Change of Control Transactions

Transactions announced, closed, or effective from March 2011 - March 2014

	Number of Deals	Premium as a % of One-Day Prior to Announcement Date	Premium as a % of One-Week Prior to Announcement Date	Premium as a % of One-Month Prior to Announcement Date	One-Day Prior as a % of 52-Week High
Overall Industry Mean	14	46.2	72.6	51.8	43.3
Overall Industry Median		23.5	51.7	47.1	40.5
Chinese Companies Mean	3	22.8	36.2	35.2	61.6
Chinese Companies Median		22.8	36.2	35.2	61.8
Giant Interactive Group, Inc.		18.5	27.8	29.9	99.8

Note: Excludes negative premiums.
Source: Capital IQ

CONFIDENTIAL 29 DUFF & PHELPS